Exhibit 10.02

                                     WYOMING
                              VENTURE AGREEMENT OF
                         MID-POWER RESOURCE CORPORATION
                   AND EDWARD MIKE DAVIS AND/OR HIS DESIGNEES

This Venture Agreement ("Agreement") is entered into this 24th day of September 2002, by and between Mid-Power Resource Corporation ("Mid-Power") and Edward Mike Davis and/or his designees ("Davis"), collectively the Parties.

The parties hereto agree that this Venture Agreement shall cover all of Township 14 North, Ranges 61 and 62 West, Township 15 North, Ranges 61 and 62 West, Laramie County, Wyoming, being acquired from Kachina Energy of Denver, Colorado.

Mid-Power hereby agrees to advance to Davis $800,000.00 (as the initial advance) upon the signing of this Venture Agreement, and to pay for all costs needed to drill and complete the initial well, shoot and interpret seismic, geology, acquiring lands and leases covering approximately 20,000 acres and any and all other expenses incurred for Davis to identify drilling prospects in the above described Townships and Ranges. The $800,000.00 initial advance to Davis shall be made as follows: $550,000.00 from the Colusa County Escrow Account and $250,000.00 from the SE Colorado Exploration Account. Further, any and all costs above the initial advance of $800,000.00 needed to accomplish the above, shall be immediately advanced to Davis by Mid-Power upon Davis' request. Mid-Power shall only earn a 35% working interest based on an 80% net revenue interest equating to a 28% net revenue interest in the spacing unit of any well drilled and completed, ready to sell oil and/or gas as designated by Davis and approved by the State of Wyoming Oil and Gas Conservation Commission on the above described Townships an Ranges. Davis does not warrant title either expressed or implied on any of the lands mentioned above except by and through and under Davis.

The monies that are being transferred from the Colusa County Escrow Account and the SE Colorado Exploration Account will be replenished if Mid-Power wants to pursue those ventures further than the money left in these two accounts will allow.

After all items as referred to above are accomplished and the initial well is drilled and completed, Mid-Power shall have the continuing right to earn the above stated interest in designated spacing units within the Townships and Ranges described above by electing to drill as mentioned above when notified by Davis immediately and by Mid-Power paying 100% of all cost to drill and complete a well ready to see oil and/or gas. Further, should Mid-Power not elect to continue the right to earn, at any point, then in that event, Mid-Power shall earn only the designated spacing unit or units previously earned and shall no longer have any further rights in the Township and Ranges described above.

The Parties shall enter into an AAPL 610-1989 Operating Agreement, like the one used by the Parties on the Lohman 2A-14 well in Colusa County, California, naming Davis or his designee as Operator.

This Operating Agreement shall provide for a One Hundred Percent (100%) Non-Consent Penalty and any other modifications to be mutually agreed upon by the Parties hereto. There will also be attached to the Operating Agreement, a COPAS 1984 Onshore Accounting Procedure providing for a $1,250.00 per month producing well change for the Wells drilled pursuant to this Agreement. In the event there is a conflict between the terms of the Operating Agreement and this Agreement, the Provisions of this Agreement shall prevail.

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All operations on the above Lands shall be conducted in accordance with the
Terms and Conditions of the underlying Oil and Gas Leases and all related Agreements and in accordance with the rules and regulations of the State of Wyoming Oil and Gas Conservation Commission and any and all governmental bodies.

Mid-Power and Davis hereby agree to treat this Letter Agreement as a Tax Partnership and further agree that all allowable tax deductions generated by this Venture shall be allocated to the party whose funds have been used to pay such costs.

A Wyoming Venture Agreement account between Mid-Power and Davis shall be opened at the Bank of America in Las Vegas, Nevada.

It is agreed by the Parties hereto that a fully executed fax copy of this Agreement shall be deemed the same as a fully executed Original Agreement.

This agreement shall be binding upon and inure to the benefit of each Party, their respective Legal Representatives, Heirs and Assigns.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date set forth above.

PARTIES:

Mid-Power Resource Corporation

/s/ James W. Scott
--------------------------------------
By:  James W. Scott, President


/s/ Edward M Davis
--------------------------------------
Edward Mike Davis